Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes, Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ANNOUNCES RESULTS

NET INCOME PER SHARE: Q4 $0.31; FISCAL 2009 $0.73

APPROVES ANNUAL DIVIDEND OF $0.20 PER SHARE

Bridgewater, MA — October 15, 2009 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $28.4 million for the quarter ended August 31, 2009.  This represents a decrease of 20% compared to $35.7 million in the fourth quarter of last year.  Net income of $2.8 million decreased 26% from $3.8 million in the prior year period.  Earnings per diluted share of $0.31 in the fourth quarter of fiscal 2009 fell $0.13 short of the $0.44 per share in fiscal 2008.

Revenues for the fiscal year ended August 31, 2009 were $107.6 million which represented a 19% decrease compared to $132.5 million in the prior year.  Net income for the fiscal year was $6.4 million or $0.73 per diluted share in fiscal 2009 compared to $12.4 million or $1.43 per diluted share in the prior year.

Peter R. Chase, Chairman and Chief Executive Officer commented, “2009 has been a challenging fiscal year for Chase Corporation, particularly as it followed our best year ever.  Beginning with the financial crash in the middle of the first fiscal quarter we had to face continued declines in the U.S. housing market and a rapid plunge in the automotive sector worldwide.  Like many companies we have been part of the supply chain to these important industries supplying electronic coatings for circuitry used in cars and in appliances for home use.  Chase also produces tapes and sealants for cables that supply power, voice and data to homes, offices and industrial sites.

“Under the circumstances, I am proud of the efforts of all of our employee associates to fight back all year with new efficiencies via continuous improvement plans and new business success through sales, marketing and product development teams.  From the top, we have worked to refocus priorities where necessary but continued to support long term consolidation plans, facility and process improvements and R&D for new and improved product offerings.  In this vein, we have recently announced the December 2009 closing of the Paterson, NJ plant whose manufacturing will be redistributed to other Chase facilities and we will be starting up a new state of the art coatings plant in Pittsburgh during the same timeframe.

“As described elsewhere in this release our cash position and balance sheet have been very strong despite the decline in volume.  We have spoken about this in our quarterly reports and how it would keep us ready to make strategic investments.  Early in the first quarter we completed the acquisition of C.I.M. Industries which will bolster our position in construction products.  As we have said regularly, our acquisition program has been energized and the process continues — stay tuned.

“While we can’t help but be disappointed in the sales and earnings comparison to 2008, I am encouraged when we put it in the perspective of the current economic climate.  New business has been achieved to offset some of the automotive and housing loss and recently we have experienced increased activity in some sectors.  I am also pleased to report the cash dividend for which many shareholders have expressed their appreciation.

“As we progress through FY 2010 our key strategy remains in place.  Continuous improvement, long term consolidation, product and market development and a targeted acquisition effort are the highlights.  We are not standing still.  While recognizing that our economy is far from out of the woods we are optimistic that our hard work will bring improved results.”

The following table summarizes the Company’s financial results for the quarter and year ended August 31, 2009 and 2008.

	For the Three Months Ended August 31,		For the Year Ended August 31,
All figures in thousands, except per share figures	2009	2008	2009	2008

Revenues	$28,444	$35,670	$107,606	$132,478

Costs and Expenses
Costs of products and services sold	18,906	24,086	75,742	89,680
Selling, general and administrative expenses	5,522	6,111	21,985	23,951
Loss on impairment of assets	—	—	499	—

Operating income	4,016	5,473	9,380	18,847

Other income (expense)	128	228	441	437

Income before income taxes	4,144	5,701	9,821	19,284

Income taxes	1,336	1,884	3,436	6,910

Net income	$2,808	$3,817	$6,385	$12,374

Net income per diluted share	$0.31	$0.44	$0.73	$1.43

Weighted average diluted shares outstanding	8,945	8,716	8,754	8,647

The Company also announced a cash dividend of $0.20 per share to shareholders of record on October 31, 2009 payable on December 3, 2009.

Management’s focus on strategic opportunities resulted in the Company’s September acquisition of C.I.M. Industries, Inc. (“CIM”) a private company whose high performance coatings and membranes have been “keeping liquids where they belong” for over 30 years. With a primary focus on the water and wastewater industry, CIM has the preferred products that complement Chase Corporation’s product line of high performance tapes and coatings.

The Company has maintained strong positive cash flows throughout fiscal 2009 and ended the year with its healthiest balance sheet ever.  Cash totaled $11.6 million as of August 31, 2009 while net working capital was $28.1 million.  Our $10 million unsecured line of credit remains intact at favorable rates while additional financing through existing banking relationships was used to help fund the acquisition of CIM in the first quarter of fiscal 2010 and is available for future acquisitions.

Chase Specialized Manufacturing

Revenues from this segment were $24.4 million in the current quarter compared to $30.8 million in the prior year period.  Revenues were $91.2 million for the year ending August 31, 2009 compared to $113.2 million in fiscal 2008. Decreased revenues in the current quarter and fiscal year relate primarily to less demand for pipeline and wire and cable products.  Additionally the downturn in the automotive and housing market has negatively impacted sales of HumiSeal conformal coatings.

Chase Electronic Manufacturing Services (EMS)

This operating segment had revenues of $4.0 million in the current quarter compared to $4.9 million in the prior year quarter.  Revenues for the year ending August 31, 2009 were $16.4 million compared to record revenues of $19.3 million in fiscal 2008.   Chase EMS continues to have strong relationships with its customers even though overall volume is down from what was experienced in fiscal 2008.  The backlog for this segment as of August 31, 2009 was flat with the third quarter at $6.5 million.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.